                                                Filed Pursuant to Rule 424(b)(3)
                                       Registration Statement File No. 333-41505

PROSPECTUS

                               50,000,000 SHARES

                         LOGO REPUBLIC INDUSTRIES, INC.
                                  COMMON STOCK

     This Prospectus relates to an aggregate of 50,000,000 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Republic Industries, Inc., a Delaware corporation (the "Company"), which may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities, or on the payment of dividends on or conversion of shares of preferred stock or the conversion of or payment of interest on convertible notes issued in connection with such acquisitions of other businesses or properties.

     It is expected that the terms of acquisitions involving the issuance of the Shares will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Common Stock issued will be valued at prices reasonably related to the market price of the Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Common Stock is traded on The New York Stock Exchange ("NYSE") under the symbol "RII." On December 1, 1997, the last reported sales price for the Common Stock as reported by the NYSE was $25.8125 per share.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                January 2, 1998

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

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
Available Information.......................................     2
The Company.................................................     3
Risk Factors................................................     3
Acquisition Terms...........................................     6
Description of Capital Stock................................     6
Legal Matters...............................................     7
Experts.....................................................     7
Incorporation of Certain Documents by Reference.............     9

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on the NYSE. Information filed by the Company with the NYSE may be inspected at the office of the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of the NYSE referred to above.

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                                  THE COMPANY

GENERAL

     The Company is a diversified holding company with subsidiaries operating in the automotive retailing, automotive rental, automotive financial services and solid waste services industries. The Company owns the world's largest chain of new vehicle dealerships and is building a chain of used vehicle megastores which it operates under the AutoNation USA brand name. The Company also owns National Car Rental System, Inc. ("National"), Alamo Rent-A-Car, Inc. ("Alamo"), and several other automotive rental companies as well as solid waste services companies, which operate under their regionally known business names. The Company is aggressively building its existing lines of business through internal growth and acquisitions. The Company is actively negotiating to acquire additional companies in its existing and complementary lines of business.

     The Common Stock is traded on the NYSE under the trading symbol "RII." The Company's principal executive offices are located at 110 S.E. 6th Street, Ft. Lauderdale, Florida 33301, and its telephone number is (954) 769-7200.

                                  RISK FACTORS

     An investment in the shares being offered hereby involves a significant degree of risk. In addition to the other information set forth in this Prospectus, prospective purchasers of the Shares should consider carefully the following factors which may adversely affect the business, financial condition, results of operations and future prospects of the Company, and the prevailing market price and performance of the Company's Common Stock. Certain statements and information contained or incorporated by reference herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things:

     Risks of Automotive Retailing Business. The Company has rapidly expanded and currently anticipates that it will continue to rapidly expand its operations in automotive retailing and related businesses, through acquisitions of numerous franchised automotive dealerships and the development of AutoNation USA megastores. The success of the Company's aggressive development plans in the automotive retailing business is dependent on a number of factors including, but not limited to, economic conditions, competitive environment, adequate capital, accurate site selection, construction schedules, supply of new and used vehicles, consumer acceptance of the megastore concept in automotive retailing, vehicle manufacturers' approval and control over dealership franchises, and the building of brand recognition. Additionally, as the Company opens new AutoNation USA megastores and reconditioning centers such operations will incur fixed operating and administrative costs immediately while revenue volume will tend to grow more gradually. There can be no assurance that the Company will be successful in the automotive retailing industry or in any related automotive industries which it enters.

     Need for Substantial Additional Capital. Additional capital will be necessary to continue the Company's rapid expansion in its capital intensive lines of business and to fully capitalize on acquisition and expansion opportunities that may become available to the Company. There can be no assurance that sufficient financing will be available on a timely basis, if at all, or on terms acceptable to the Company. In the event that financing is not available or is not available in the amounts or on terms acceptable to the Company, the implementation of the Company's business strategy could be impeded and the Company's ability to react to changes in the industries in which it does business could be limited, which could have a material adverse effect on the Company's business, financial condition and future prospects.

     Uncertainties in Integrating Operations and Achieving Cost Savings. Many of the companies that the Company has acquired, including, but not limited to, Alamo, National, and AutoNation Incorporated ("AutoNation"), and companies that the Company plans to acquire, are large enterprises with operations in different markets. The success of any business combination is in part dependent on management's ability

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following the transaction to consolidate operations, integrate departments, systems and procedures and thereby obtain business efficiencies, economies of scale and related cost savings. The challenges posed to the Company's management may be particularly significant because integrating the recently acquired companies must be addressed contemporaneously. There can be no assurance that future consolidated results will improve as a result of cost savings and efficiencies from any such acquisitions or proposed acquisitions, or as to the timing or extent to which cost savings and efficiencies will be achieved.

     Dependence on Vehicle Manufacturers. Automotive dealerships operate pursuant to franchise agreements with vehicle manufacturers. In connection with the Company's acquisition of franchised automotive dealerships, prior approval of the applicable vehicle manufacturer may be required under the franchise agreement of each franchised automotive dealership to be acquired, subject to state laws protecting a franchisee's right to transfer such franchise. Although the Company has established framework agreements with certain manufacturers to facilitate the acquisition of dealerships operating their franchises, no assurance can be given that such manufacturers or any other manufacturers will approve of any particular franchised automotive dealership acquisition by the Company or will not otherwise seek to impose restrictions on the Company's future acquisitions, operations or capital structure as a condition to granting such approval. In addition, once the Company has acquired a franchised automotive dealership, the Company must operate the dealership in accordance with the applicable franchise agreement. Franchise agreements generally provide the manufacturers with considerable influence over the operations of the dealership and generally provide for termination of the franchise agreement for a variety of causes. Finally, the success of any franchised automotive dealership is dependent, to a large extent, on the success of the vehicle manufacturer. Therefore, the success of the Company's automotive dealerships is dependent on the financial condition, management, marketing, production and distribution capabilities of the vehicle manufacturers of which the Company holds franchises. Any event that may have a material adverse effect on a vehicle manufacturer, such as labor strikes or adverse publicity, may have a material adverse effect on the Company's business, financial condition and future prospects.

     Cost of Vehicle Rental Fleet. Fleet cost is the single largest expense of the Company's automotive rental business, and it is materially affected by vehicle manufacturers' repurchase programs or similar programs, pursuant to which the manufacturers agree to repurchase program vehicles during allowable repurchase periods at determinable prices, subject to certain terms and conditions ("Repurchase Programs"). Repurchase prices under Repurchase Programs are based on either (i) a predetermined percentage of a vehicle's original capitalized cost and the month in which the vehicle is returned or (ii) the original capitalized cost less a set monthly depreciation amount. Repurchase Programs limit the risk of market value decline at the time of vehicle disposition and enable vehicle rental companies to accurately project their vehicle depreciation expense. The Company currently has Repurchase Programs with General Motors Corporation ("General Motors"), Chrysler Corporation, Ford Motor Company, Mazda Motor of America, Inc., Mitsubishi Motor Sales of America, Inc., Nissan Motor Corporation U.S.A., Subaru of America, Inc. and Toyota Motor Sales U.S.A., Inc. (including its Lexus division). During model year 1997, the Company purchased substantially all of its U.S. vehicle rental fleet and a majority of its European vehicle rental fleet under Repurchase Programs. If vehicle manufacturers reduce the number of vehicles available to vehicle rental companies through Repurchase Programs, eliminate Repurchase Programs or increase vehicle costs, there can be no assurance that the Company will be able to control its rental fleet costs or selection, or to pass on any increases in vehicle cost to rental customers, which could have a material adverse effect on the Company's business, financial condition and future prospects.

     Dependence on Vehicle Manufacturer's Credit. The Company's vehicle rental business depends upon debt financing for the purchase of revenue earning vehicles for the Company's vehicle rental fleet. Since a substantial portion of such financing is incurred in connection with major vehicle manufacturers' Repurchase Programs, a significant change in the financial conditions of the vehicle manufacturers, particularly General Motors, impairing their ability to repurchase vehicles or their investment grade rating could significantly affect the Company's ability to obtain such financing on as favorable terms, which could have a material adverse effect on the Company's business, financial condition and future prospects.

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     Dependence on Principal Rental Fleet Supplier.  General Motors has been the principal supplier of rental fleet vehicles to the Company's vehicle rental business. Under the terms of the Company's Repurchase Programs with General Motors, the Company's vehicle rental fleets must consist of specified minimum percentages of General Motors vehicles (at least 51% for Alamo and at least 85% for National) during model years 1996 through 2000 in order to receive certain discounts and other incentives. Given the volume of vehicles purchased from General Motors, shifting significant portions of the fleet purchases to other manufacturers would require significant lead time. As a result, if General
Motors were unable to supply the Company's vehicle rental operations with the planned number and type of vehicles, it could have a material adverse effect on the Company's business, financial condition and future prospects.

     Interest Rates and Restrictive Covenants. A substantial portion of the Company's outstanding indebtedness is at floating interest rates. At times, the Company uses interest rate swaps to manage the risk of interest rate fluctuations. However, a substantial increase in interest rates could adversely affect the Company's cost of indebtedness for borrowed money. In addition, most of the Company's debt instruments contain covenants establishing certain financial and operating restrictions. A failure to comply with any covenant or any obligation contained in any credit agreement could result in an event of default which could accelerate debt under certain other credit agreements.

     Regulation of Collision Damage Waivers. Adoption of national or additional state legislation limiting or eliminating the sale, or capping the rates, of collision damage waivers, which constitute a significant percentage of the Company's revenue from automotive rental operations, could further restrict sales of this product, and additional limitations on potential customer liability could increase the Company's costs in its vehicle rental business.

     Environmental Regulation. It may be necessary to expend considerable time, effort and money to keep the Company's existing or acquired facilities in compliance with applicable federal, state and local requirements which regulate health, safety, environment, zoning and land use, and as to which there may not be adequate insurance coverages or reserves. In addition, certain of the Company's waste disposal operations that traverse state boundaries could be adversely affected if the federal government or the state in which a landfill is located limits or prohibits, imposes discriminatory fees on, or otherwise seeks to discourage, the disposal, within state boundaries, of waste collected outside of the state. If environmental laws become more stringent, the Company's environmental capital expenditures and costs for environmental compliance may increase in the future. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures could vary substantially from those currently anticipated.

     Risks of Legal Proceedings. The Company generally will continue to be involved in legal proceedings in the ordinary course of business. Citizen's groups have become increasingly active in challenging the grant or renewal of permits and licenses for landfills and other waste facilities, as well as for automotive retailing megastores and related facilities, and responding to such challenges has further increased the costs associated with establishing new facilities or expanding current facilities. A significant judgment against the Company, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on the Company's business, financial condition and future prospects. The Company has been engaged in legal and administrative proceedings in several states arising out of certain vehicle manufacturers' attempts to limit the number and timing of the Company's acquisitions of franchised automobile dealerships. The Company is also currently a party to various other administrative and legal proceedings, particularly in its automotive rental business, which have arisen in the ordinary course of its business. No assurance can be given with respect to the outcome of these administrative and legal proceedings and the effect such outcomes may have on the Company.

     Seasonality; Dependence on Travel Industry and Fuel Supply. The Company's automotive rental operations and particularly the leisure travel segment is highly seasonal. In these operations, the third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season, the Company increases its rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the annual performance of this segment. The first and fourth quarters for the

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Company's automotive rental operations are generally the weakest, when there is limited leisure family travel and a greater potential for adverse weather conditions. Many of the operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand. There can be no assurance that protracted periods of inclement weather, decrease in air travel or any other occurrences that disrupt travel patterns, disruption of fuel supplies or increases in fuel prices will not have a material adverse effect on the Company's businesses and financial condition.

     Competitive Environment. All of the Company's businesses operate in highly competitive environments. In addition, the solid waste industry and the automotive retailing industry are each changing as a result of rapid consolidation. The future success of the Company will be affected by such changes, the nature of which cannot be forecast with certainty. There can be no assurance that such developments will not create additional competitive pressures on some or all of the Company's businesses.

     Acquisition Strategy. The Company has an aggressive acquisition strategy that has involved, and is expected to continue to involve, the acquisition of a significant number of additional companies. There can be no assurance, however, that significant acquisitions will continue to occur at the same pace or be available to the Company on favorable terms, if at all, or that acquired companies will be effectively integrated to realize expected efficiencies and economies of scale.

     Possible Depressing Effect of Future Sales of Common Stock. Since August 1995 and as of the date hereof, the Company has registered for sale, from time to time on a continuous basis under several shelf registration statements, by certain selling stockholders, an aggregate of approximately 343.8 million shares of Common Stock. Future sales of such shares not yet sold, or the perception that such sales could occur, could adversely affect the market price of Common Stock. There can be no assurance as to when, and how many of, such shares will be sold and the effect such sales may have on the market price of Common Stock. In addition, the Company intends to continue to issue Common Stock in connection with certain of its acquisitions or in other transactions. Such securities may be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. To facilitate the issuance of shares of Common Stock in connection with acquisitions, the Company has registered an additional 91.2 million shares of Common Stock (including the Shares registered hereunder) pursuant to acquisition shelf registration statements, an aggregate of approximately 26.2 million shares of which have been issued as of the date hereof. In the event of the issuance and subsequent resale of a substantial number of shares of Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of Common Stock.

     Dependence on Key Personnel. The Company's future success depends to a significant extent on certain key executive officers, the loss of whom (whether such loss is through resignation or other causes) could have a material adverse effect on the Company's business and future prospects and the prevailing market price of the Company's Common Stock.

                               ACQUISITION TERMS

     This Prospectus covers Shares that may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities, or on the payment of dividends on or conversion of shares of preferred stock or the conversion of or payment of interest on convertible notes issued in connection with such acquisitions of other businesses or properties.

     It is expected that the terms of acquisitions involving the issuance of the Shares covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the Shares issued will be valued at prices reasonably related to the market price of the Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the Shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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                          DESCRIPTION OF CAPITAL STOCK

     The Third Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes capital stock consisting of 1,500,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock ("Preferred Stock"). There were 428,003,405 shares of Common Stock, and no shares of Preferred Stock, issued and outstanding as of November 28, 1997. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Common Stock. The holders of shares of Common Stock have equal pro rata rights to dividends if, as and when declared by the Company's Board of Directors; do not have any preemptive subscription or conversion rights; and have one vote per share on all matters upon which the stockholders of the Company may vote at all meetings of stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of the Common Stock of the Company do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the members of the Board of Directors.

     Preferred Stock. No shares of Preferred Stock are currently outstanding. The Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, the number of shares constituting the series, the designation of such series and such other rights, qualifications, limitations or restrictions as the Board of Directors may determine. The Board of Directors could, without stockholder approval, issue Preferred Stock with voting rights and other rights that could adversely affect the voting power of holders of Common Stock and such stock could be used to prevent a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation was amended on November 28, 1995 to (i) change the Company's corporate name to Republic Industries, Inc., and (ii) to eliminate all provisions relating to classes of the Board of Directors. The directors of the Company are elected each year at the annual meeting of the stockholders for terms of one year and until their successors are elected and qualified; existing directors may nominate and elect qualified persons to fill vacancies on the Board of Directors. The Certificate of Incorporation was amended on May 15, 1996 to increase the number of authorized shares of Common Stock to 500,000,000 from 350,000,000. The Certificate of Incorporation was amended on May 13, 1997 to increase the number of authorized shares of Common Stock to 1,500,000,000 from 500,000,000. The Company's Bylaws provide that directors may be removed for cause by vote of two-thirds of the other directors or by vote of a majority of stockholders, and may be removed without cause by the vote of a majority of stockholders at a meeting called for such purpose.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys employed by Akerman, Senterfitt & Eidson, P.A. beneficially own an aggregate of approximately 550,000 shares of Common Stock as of the date hereof.

                                    EXPERTS

     The consolidated financial statements (restated) and schedule for the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, the consolidated financial statements of AutoNation Incorporated and subsidiaries as of December 29, 1996 and December 31, 1995 and for the 52-week period ended December 29, 1996 and for the period from inception (September 12, 1995) to December 31, 1995, the combined financial statements of Kendall Automotive Group as of and for

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

the ten-month period ended October 31, 1996, the consolidated financial statements of National Car Rental System, Inc. and Subsidiaries as of May 31, 1996 and for the period from inception (April 4, 1995) to May 31, 1996, the combined financial statements of AAA Disposal as of and for the year ended December 31, 1996, the combined financial statements of Pierce Automotive Group as of and for the year ended December 31, 1996, and the consolidated financial statements of Snappy Car Rental, Inc. as of December 28, 1996 and December 31, 1995 and for each of the two years in the period ended December 28, 1996, incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto.

     The combined financial statements of Carlisle Motors, Inc. as of November 30, 1996 and for the eleven month period ended November 30, 1996 and the combined financial statements of the John Lance Company as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by George B. Jones & Co., P.C., independent certified public accountants, to the extent and for the period as indicated in their report with respect thereto.

     The consolidated financial statements of National Car Rental System, Inc. and Subsidiaries as of May 31, 1995 and December 31, 1994 and for the five month period ended May 31, 1995 and for the years ended December 31, 1994 and 1993 incorporated by reference in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference.

     The consolidated financial statements of Ed Mullinax, Inc. and Subsidiaries as of April 30, 1996 and 1995 and for each of the two years in the period ended April 30, 1996 incorporated by reference in this Registration Statement have been audited by Dixon, Odom & Co., L.L.P., independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto.

     The combined financial statements of Maroone Automotive Group as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Crowe, Chizek and Company LLP, independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto.

     The combined financial statements of Wallace Automotive Group as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Goldenberg Rosenthal Friedlander LLP, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto.

     The financial statements of Taormina Industries, Inc. as of December 31, 1996 and 1995 and for the two years in the period ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by McGladrey & Pullen, LLP, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto.

     The consolidated financial statements of Shad Management Company and Consolidated Investees as of December 31, 1996 and for the period from April 1, 1996 to December 31, 1996 incorporated by reference in this Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto.

     The combined financial statements of The Chesrown Automotive Group as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Bailey Saetveit & Co., P.C., independent certified public accountants, to the extent and for the period as indicated in their report with respect thereto.

     The consolidated financial statements of Spirit Rent-A-Car, Inc. and subsidiary as of and for the years ended December 31, 1996 and 1995 incorporated by reference in this Registration Statement have been audited by Cohen & Company, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto.

     The combined financial statements of Ditschman/Flemington
Ford -- Lincoln -- Mercury, Inc. and related entities as of and for the year ended December 31, 1996 incorporated by reference in this Registration

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

Statement have been audited by Ehrenkrantz Sterling & Co., LLC, independent certified public accountants, to the extent and for the period indicated in their report with respect thereto.

     The financial statements of Bledsoe Dodge, Inc. as of and for the years ended December 31, 1996 and 1995 incorporated by reference in this Registration Statement have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto.

     The combined financial statements of Bankston Automotive Group as of and for the year ended March 31, 1997 incorporated by reference in this Registration Statement have been audited by Turner & Vedrenne, independent certified public accountants, to the extent and for the period as indicated in their report with respect thereto.

     The financial statements of York Waste Disposal, Inc. as of and for the years ended December 31, 1996 and 1995 incorporated by reference in this Registration Statement have been audited by Miller & Co. LLP, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto.

     The combined financial statements of Silver State Disposal Service, Inc. and Affiliates as of and for the year ended September 30, 1996 incorporated by reference in this Registration Statement have been audited by Piercy, Bowler, Taylor and Kern, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto.

     The financial statements of Courtesy Auto Group as of and for the years ended December 31, 1996 and 1995 incorporated by reference in this Registration Statement have been audited by Bowden & Wood, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto.

     As indicated in their reports with respect thereto, the financial statements and schedule referred to above have been incorporated by reference herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.

     The combined financial statements of De La Cruz Auto Group as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Price Waterhouse LLP, independent certified public accountants. Such financial statements have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of Grubb Automotive, Inc. as of and for the years ended December 31, 1996 and 1995, appearing in the Company's Current Report on Form 8-K dated June 13, 1997, and the combined financial statements of Grubb Automotive, Inc. as of and for the year ended December 31, 1995, appearing in the Company's Current Report on Form 8-K dated January 27, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Value Rent-A-Car, Inc. as of and for the year ended December 31, 1996, appearing in the Company's Current Report on Form 8-K dated September 15, 1997, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1996, specifically including the Company's

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

Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997 (as amended on Form 10-Q/A) and the Company's Current Reports on Form 8-K dated January 3, 1997, January 5, 1997, January 14, 1997, January 16, 1997 (as amended on Form 8-K/A), January 20, 1997, January 27, 1997, January 30, 1997, February 4, 1997, February 24, 1997,
February 27, 1997 (as amended on Form 8-K/A), April 10, 1997, May 14, 1997, June 13, 1997, August 19, 1997, September 15, 1997, September 29, 1997, October 3,
1997 (as amended on Form 8-K/A), and November 20, 1997; (iii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated June 19, 1981, as amended; and (iv) the Company's Proxy Statement dated April 4, 1997 relating to the 1997 Annual Meeting of Stockholders held May 13, 1997, and the Company's Proxy Statement dated December 13, 1996 related to the Special Meeting of Stockholders held January 16, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO JAMES O. COLE, SECRETARY, REPUBLIC INDUSTRIES, INC., 110 S.E. 6TH STREET, 20TH FLOOR, FT. LAUDERDALE, FLORIDA 33301, TELEPHONE: (954) 769-7200.

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